EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contacts:	Don R. Madison, CFO Powell Industries, Inc. 713-947-4422 Ken Dennard / ksdennard@drg-e.com Karen Roan / kcroan@drg-e.com DRG&E / 713-529-6600

POWELL INDUSTRIES REPORTS
FISCAL 2004 THIRD QUARTER RESULTS

HOUSTON – SEPTEMBER 1, 2004 – Powell Industries, Inc. (NASDAQ: POWL), a leading manufacturer of equipment and systems for the management and control of electrical energy and other critical processes, today announced results for the fiscal 2004 third quarter ended July 31, 2004.

         Revenues for the third quarter of 2004 were $52.8 million compared to revenues of $60.4 million for the third quarter of 2003. Net income for the third quarter was $0.7 million, or $0.07 per diluted share, compared to $1.3 million, or $0.13 per diluted share, in the same period a year ago. Included in 2004 third quarter pre-tax results are expenses of $1.2 million associated with the company’s actions to consolidate operations. The company generated $4.0 million in free cash flow, defined as total cash flow from operations of $5.8 million less all capital expenditures of $1.8 million, in the third quarter. The company uses this measure because it believes free cash flow is a good indicator of operating efficiency.

         Thomas W. Powell, chairman and chief executive officer, stated, “Overall our booking levels are encouraging. New order bookings increased both sequentially and year over year in our Electrical Power Products segment. Our plans to consolidate operations are on track, and costs associated with these efforts impacted our diluted earnings per share by seven cents in the quarter.” Mr. Powell added, “We continue to be optimistic about our opportunities for 2005.”

         The Electrical Power Products segment recorded revenues of $43.3 million in the third quarter compared to $53.1 million in the third quarter a year ago. Income from continuing operations before income taxes for Electrical Power Products totaled $185 thousand versus $1.8 million in last year’s third quarter.

         Process Control Systems’ revenues for the third quarter were $9.5 million compared to $7.3 million for the same period a year ago. Income from continuing operations before income taxes for Process Control Systems totaled $473 thousand versus $386 thousand a year ago.

         The company’s order backlog as of July 31, 2004, was $120.4 million, compared to $131.2 million at the end of the second quarter of 2004 and $178.4 million at the end of the third quarter one year ago. New orders placed during the third quarter of 2004 totaled $42.1 million versus $45.3 million in this year’s second quarter and $35.8 million in the third quarter a year ago.

         Revenues for the first nine months of fiscal 2004 were $157.5 million compared to revenues of $196.2 million for the first nine months of fiscal 2003. Net income for the first nine months was $1.8 million, or $0.17 per diluted share, versus $5.9 million, or $0.55 per diluted share, including the effect of a change in accounting principle of $510,000 for the adoption of Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets.” Excluding the effect of a change in accounting principle, net income for the first nine months of 2003 was $6.4 million, or $0.60 per diluted share.

OUTLOOK

         The following statements are based on the current expectations of the company. These statements are forward-looking and actual results may differ materially as further elaborated in the last paragraph below.

         Based on current booking trends, Powell Industries now expects fiscal 2004 fourth quarter earnings to range between $0.01 and $0.06 per diluted share, and full year 2004 earnings to range between $0.18 and $0.23 per diluted share, which includes pre-tax expenses associated with the consolidation of operations of approximately $3.0 million for the full year. The company’s annual guidance in its second quarter earnings release on June 3, 2004 did not include estimated costs associated with the consolidation of our Elyria and Northlake operations. The company has tightened its revenue estimate for fiscal 2004 with revenue now expected to range between $205 million and $215 million, and free cash flow, defined as total cash flow from operations less all capital expenditures, is now expected to range between $10 million and $15 million, above the prior guidance of $5 to $10 million.

CONFERENCE CALL

        Powell Industries has scheduled a conference call for Wednesday, September 1, 2004, at 11:00 a.m. eastern time. To participate in the conference call, dial (303) 262-2130 at least 10 minutes before the call begins and ask for the Powell Industries conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until September 8, 2004. To access the replay, dial (303) 590-3000 using a passcode of 11006587.

        Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.powellind.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 30 days at http://www.powellind.com.

         Powell Industries, Inc., headquartered in Houston, TX, designs, manufactures and services equipment and systems for the management and control of electrical energy and other critical processes. Powell provides products and services to the transportation, environmental, industrial and utility industries. For more information, please visit www.powellind.com.

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainty in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, including but not limited to competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

– Tables to follow –

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended July 31,		Nine Months Ended July 31,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
(In thousands, except per share data)
Revenues	$52,805	$60,382	$157,508	$196,163
Cost of goods sold	43,488	49,767	130,017	159,192

Gross profit	9,317	10,615	27,491	36,971
Selling, general and administrative expenses	8,849	8,498	25,574	26,815

Income before interest and income taxes	468	2,117	1,917	10,156
Interest expense	45	178	108	346
Interest income	(235)	(207)	(602)	(387)

Income from continuing operations before income taxes and cumulative
effect of change in accounting principle	658	2,146	2,411	10,197
Income tax provision	(79)	810	567	3,810

Income from continuing operations before cumulative effect of change
in accounting principle	$737	$1,336	$1,844	$6,387
Cumulative effect of change in accounting principle, net of tax	$--	$--	$--	$(510)

Net income	$737	$1,336	$1,844	$5,877

Net earnings per common share:
Basic:
Earnings from continuing operations	$0.07	$0.13	$0.17	$0.60
Cumulative effect of change in accounting principle	--	--	--	(0.04)

Net earnings	$0.07	$0.13	$0.17	$0.56

Diluted:
Earnings from continuing operations	$0.07	$0.13	$0.17	$0.60
Cumulative effect of change in accounting principle	--	--	--	(0.05)

Net earnings	$0.07	$0.13	$0.17	$0.55

Weighted average number of common shares outstanding	10,701	10,586	10,676	10,580

Weighted average number of common and common equivalent shares
outstanding	10,777	10,662	10,768	10,672

SELECTED FINANCIAL DATA:
Capital Expenditures	$1,785	$588	$4,920	$3,390

Depreciation and amortization	$1,057	$1,281	$3,396	$3,780

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	July 31, 2004	October 31, 2003
(In thousands)	(Unaudited)
Assets:
Current assets	$138,115	$141,313
Property, plant and equipment (net)	45,096	43,998
Other assets	5,938	5,029

Total assets	$189,149	$190,340

Liabilities & stockholders’ equity:
Current liabilities	$39,634	$44,424
Long-term debt and capital lease obligations, net of current maturities	7,046	6,891
Deferred and other long-term liabilities	2,668	2,421
Stockholders’ equity	139,801	136,604

Total liabilities and stockholders’ equity	$189,149	$190,340

POWELL INDUSTRIES, INC. & SUBSIDIARIES
BUSINESS SEGMENTS

	Three Months Ended July 31,		Nine Months Ended July 31,
	2004	2003	2004	2003
(In thousands)	(Unaudited)		(Unaudited)
Revenues:
Electrical Power Products	$43,256	$53,063	$133,408	$176,777
Process Control Systems	9,549	7,319	24,100	19,386

Total revenues	$52,805	$60,382	$157,508	$196,163

Income from continuing operations before income taxes and cumulative effect of change in accounting principle:
Electrical Power Products	$185	$1,760	$1,386	$9,367
Process Control Systems	473	386	1,025	830

Total income from continuing operations before income taxes and
cumulative effect of change in accounting principle	$658	$2,146	$2,411	$10,197

	July 31, 2004	October 31, 2003
(In thousands)	(Unaudited)
Assets:
Electrical Power Products	$114,022	$127,721
Process Control Systems	11,970	14,269
Corporate	63,157	48,350

Total assets	$189,149	$190,340

Backlog:
Electrical Power Products	$72,968	$96,986
Process Control Systems	47,467	60,473

Total backlog	$120,435	$157,459